Private and confidential. This page and its content is incomplete, under development and subject to change and may not be forwarded or re-distributed. Please refer to netcapital.com for information and to invest.

RRT

Resurgent Realty Trust ("RRT"), an internally managed private commercial real estate firm focused on acquiring well-occupied grocery anchored retail shopping centers in secondary and suburban markets in the United States.


RESURGENT
REALTY TRUST
Kroger MARKETplace

Invest

$100 minimum investment

DEADLINE: July 26, 2024

in 9 days

SHARE PRICE

$5

TOTAL RAISED

$26,210

VALUATION

$10,800,000

Reg CF offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

Using an entrepreneurial approach, RRT seeks to acquire grocery-anchored neighborhood and community shopping centers in high-barrier to entry, quality secondary and suburban markets to create value through strategic leasing and management. Our tenant relationships are critical to our success and we focus on creating and strengthening the relationship from the store manager, to the owner, to the real estate director. **Strengthening communities and the citizens they serve are at the forefront of our philosophy.**



"We understand the importance of the sense of community that shopping centers provide. It is always a core focus that we celebrate the success of our tenants and that we maintain strong relationships by sending anniversary cards, attend grand openings, and visit the centers often so that our property managers become known on a first name basis . We take pride in joining the chambers where we do business so that we can do our part to contribute to the success of the town or city."

– Jon Wheeler

CEO, Resurgent Realty Trust

SUCCESS TO DATE

- **50+ years of combined experience** in commercial real estate
- Our team has an acquisition history with prior companies totaling **$1.2 billion in asset value over 120 properties totaling 12 million square feet**
- Management experience in **public capital markets**

OBJECTION

RRT believes that **the valuation of grocery-anchored real estate assets has been overshadowed by the broader negative investor sentiment** within the retail real estate sector due to the increased popularity of online retail and disruption of revenues for brick-and-mortar storefronts. We believe that grocery-anchored shopping centers have the advantage of maintaining consumer draw and the complimentary co-tenants provide necessity-based services, which are mainly e-commerce resistant (e.g., nail salons, dry cleaners, restaurants).


17,935 s.f.
FOR LEASE
FIVE GUYS
RITE AID
PNC
TOWNE BANK
Providence Road 24,000 AADT
Kempsville Road - 33,000 AADT

A demonstration of the type of asset and tenants of the assets that RRT plans to acquire.

SOLUTION

Due to the rapid rise in interest rates, we believe we have a generational opportunity to acquire true core secondary retail assets at historically low pricing and high cap rates.

RRT seeks to capitalize upon the current industry disruption as grocers adapt to new consumer habits to elevate experiential shopping and implement convenience features such as online ordering and home delivery. By strategically purchasing retail centers, the Company believes it can capture this increased valuation over the investment horizon.

By acquiring a portfolio of undervalued commercial properties in our target markets and implementing strategic leasing and asset management, leveraging long-standing grocer and other retail tenant relationships, followed by a limited holding period, the exit strategy is to sell into a rising real estate market.

- Utilize our extensive network to identify mainly grocery-anchored real estate assets in the continental US exclusive of the Pacific Northwest
  - Our strong reputation and history of investing coupled with our expertise in acquisition strategy, leasing, & managing shopping centers are expected to allow us to identify investment opportunities that provide strong returns to investors

- We intend to perform disciplined, bottom-up fundamental underwriting and leverage our strong retailer relationships in order to make qualified decisions of our potential investments
- Utilizing data and technology, RRT is able to evaluate and underwrite assets to incorporate market trends and demographical information.

- Acquire the target assets at an attractive price relative to our view of intrinsic value
- RRT has a proactive Landlord–Tenant relationship. We actively communicate with our future tenants during due diligence that become long-term relationships post-acquisition.

- Implement operational and financial strategies
  - We intend to structure and execute a qualifying transaction that will provide RRT with a capital structure that will support growth in shareholder value and give it the flexibility to grow organically

BUSINESS MODEL

RRT believes that the valuation of grocery-anchored real estate assets has been overshadowed by the broader negative investor sentiment within the retail real estate sector due to the increased popularity of online retail and disruption of revenues for brick-and-mortar storefronts.

Resurgent Opportunistic Investment Strategy

- 5-7 year hold period maximizing deprecation and protecting taxable cashflow
- Proven financing model based on ability to adjust cap rate purchase price and secure favorable debt financing
- Post-closing proactive and strategic management plan implementation to increase bottom line and grow overall profitability through reduced expenses and leasing & development initiatives

Why Grocery?

We believe that grocery-anchored shopping centers have the advantage of maintaining consumer draw and the complementary co-tenants provide necessity-based services & cross-shopping, which are mainly e-commerce resistant (e.g., nail salons, dry cleaners, restaurants).

- RRT seeks to capitalize upon the current industry disruption as grocers adapt to new consumer habits to elevate experiential shopping and implement convenience features such as online ordering and home delivery.
- By strategically purchasing retail centers, the Company believes it can capture this increased valuation over the investment horizon.

We intend to acquire a portfolio of undervalued commercial properties in our target markets and implement strategic leasing and asset management practices, while leveraging long-standing grocer and other retail tenant relationships. Following a limited holding period, the exit strategy is to sell into a rising real estate market.

MARKET

> **The market size, measured by revenue, of the Supermarkets & Grocery Stores industry was $841.6bn in 2023.**
>
> ---
> *IBIS World*

Necessity-Based Demand

- Consumers require food, pharmacy and essential items in all economic cycles

Resilient & Adaptable Asset Class

- Grocery-anchored has a proven ability to outperform in periods of economic volatility
- Grocery operators have been adapting to consumer shifts in shopping patterns using data and technology to analyze consumer trends and patterns

Supply Chain Cost Efficiencies

- Grocery stores near end consumers optimize both transportation costs and fulfillment timing

Strong Real Estate Fundamentals

- Strong tenant demand, low vacancy and limited new construction provides the backdrop for continued rent growth


Kroger
Online Shopping
GROCERY PICK UP


Harris Teeter
Demand
Resilient
Adaptable

Grocery Retains #1 Value Position in Retail Real Estate

Cap Rates by Retail Property Type


9.0%
8.5%
8.0%
7.5%
7.0%
6.5%
6.0%
5.5%
5.0%
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
8.7%
7.4%
7.1%
6.9%
Grocery-Anchored
Comm./Neigh.
Power
Unanchored Strip

RESURGENT REALTY TRUST

Source: JLL

Record Low New Supply = Robust Rent Growth

Retail completions fell 31 bps year over year to 4.7%



%
12
10
8
6
4
2
0
Q1 2014
Q2 2014
Q3 2014
Q4 2014
Q1 2015
Q2 2015
Q3 2015
Q4 2015
Q1 2016
Q2 2016
Q3 2016
Q4 2016
Q1 2017
Q2 2017
Q3 2017
Q4 2017
Q1 2018
Q2 2018
Q3 2018
Q4 2018
Q1 2019
Q2 2019
Q3 2019
Q4 2019
Q1 2020
Q2 2020
Q3 2020
Q4 2020
Q1 2021
Q2 2021
Q3 2021
Q4 2021
Q1 2022
Q2 2022
Q3 2022
Q4 2022
Q1 2023
Q2 2023
Q3 2023
Q4 2023
Lifestyle & Mall
Total Retail
Neighborhood, Community & Strip
Power

TEAM



Jon Wheeler

Chief Executive Officer

More than 40 years of experience in acquisitions, financings, dispositions, development, leasing and management of retail and office properties.

In 2012, Jon founded Wheeler Real Estate Investment Trust (NASDAQ:WHLR), a publicly -traded REIT, where he served as Chairman, President and Chief Executive Officer.

In 1999, Jon was the co-founder of Perrine & Wheeler, the predecessor entity to WHLR.

Over the last 20 years, Jon has overseen 120 acquisitions totaling $1.2Bn and 12M square feet. Jon has an extensive background with managing grocery-anchored retail assets, deep relationships with national retailers, and has managed thousands of leasing transactions.

Jon has been an active member of the International Council of Shopping Centers (ICSC). Jon received his Bachelor of Science from Southern Methodist University



Laura Nguyen

Chief Operating Officer

Experienced CRE executive with over 15 years experience in operations, development, and capital markets.

Founder of Artemis Capital, a Virginia Beach based advisor providing leasing, asset management, construction management, and property management services to commercial real estate owners.

Served as the corporate secretary and director of investor relations for Wheeler Real Estate Investment Trust (NASDAQ:WHLR) where she was an integral part of the senior management team.

Prior to joining WHLR, Laura held key roles with Gold Key PHR Hotels and Resorts, a hotel/timeshare developer and operator, where she was instrumental in developing a long-term strategic plan that facilitated the company's exponential growth.

Laura served as the 2022 and 2023 President for CREW (Commercial Real Estate for Women) Network's Coastal Virginia Chapter and is a 2022 CIVIC Leadership Institute graduate. Laura earned her Bachelor of Science in Mass Communications from Old Dominion University

INVESTOR INVITATION

- Seasoned management team with **over 50 years of combined experience** in CRE, and specifically, in the retail asset class.
- 5-7 year hold period **maximizing depreciation** via cost segregation studies and **protecting taxable cashflow**.
- **Proven financing model** based on ability to adjust cap rate purchase price and secure favorable debt financing.
- Post-closing proactive and strategic management plan implementation to increase bottom line and potentially **grow overall profitability** through reduced expenses and leasing & development initiatives.

USE OF PROCEEDS

If the offering's maximum amount of $1,200,000 is raised:

Use	Value	% of Proceeds
Management Compensation	$480,000	40.0%
G&A	$181,200	15.1%
Legal	$120,000	10.0%
Escrow Deposits	$240,000	20.0%
3rd Party Due Diligence	$120,000	10.0%
Intermediary fees	$58,800	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Resurgent, Inc., doing business as RRT. This offering must raise at least $10,000 by July 26, 2024 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. RRT may issue additional securities to raise up to $1,200,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

2,400,000 shares
× $5 per share

$12,000,000 implied valuation

FINANCIALS

RRT's official name is Resurgent, Inc., so that's the name that appears in the statements below.

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on April 25, 2024
- Form C/A on June 26, 2024

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn

UPDATES

Jul 8, 2024 — At Resurgent Realty Trust, we believe that the...

Jun 27, 2024 — At Resurgent Realty Trust, we're on a mission...

Jun 26, 2024 — Filed Form C/A

Jun 25, 2024 — Sequire Spotlight Presents - Resurgent <> EF...

Jun 23, 2024 — WE believe in the grocery store anchored...

Jun 21, 2024 — Thank you to everyone who joined us for our...

Jun 19, 2024 — Exciting news! Resurgent Realty Trust offers...

Jun 18, 2024 — Grocery Stores' Enduring Appeal to Shoppers,...

Jun 12, 2024 — I wanted to send you a quick reminder that...

Jun 11, 2024 — I wanted to remind you that there are only 2...

Jun 7, 2024 — We hope this email finds you well. We're...

May 31, 2024 — We're excited to announce that there are only...

May 29, 2024 — The Shopping Center Golden Age Has Longevity.

May 27, 2024 — Resurgent Realty Trust is now live on...

May 21, 2024 — Three Types of Businesses Largely Drive Retail...

Apr 25, 2024 — Primary offering of 240,000 shares at $5

Apr 25, 2024 — Filed Form C

ASK A QUESTION

Proofread your comment before submitting: once it's posted, you can't edit or delete it. Investors are advised to review our Discussion Board Policy before submitting a comment. For the fastest help with the web site, email help@netcapital.com instead of commenting.

Type your question or comment here

Post

Looking to raise capital?
We can help turn your friends, family and customers into investors.

Learn more

Interested in more investment opportunities?
Browse all offerings currently available.

See more

hello@netcapital.com
+1 (617)-231-9270

Netcapital Systems ("Netcapital") is a software development company and is neither a funding portal nor a broker-dealer. Netcapital operates this web site. Sections of the web site are used by Netcapital Funding Portal Inc. to conduct all 4(a)(6) offerings as a funding portal registered with the SEC and is a member of FINRA. Sections of the web site are also used by a registered broker dealer to conduct all 506(c) offerings as a broker-dealer registered with the SEC and as a member of FINRA. None of these companies provide investment advice or make investment recommendations; nothing we post to this web site should be construed as such. Use of this web site constitutes acceptance of Netcapital's Terms of Service.

Privacy Policy, Copyright Policy, and other agreements